
                                                    QUIPP, INC. AND SUBSIDIARY
                                                                   EXHIBIT 11
                                                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                                                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                 Primary                                         1995                      1994                      1993


                 Income before cumulative effect of change    2,096,228                 1,376,206                    164,570
                 in accounting for income taxes

                 Cumulative effect of change in accounting            0                          0                    156,566

                 for income taxes

                 Net income (loss)                          $2,096,228                 $1,376,206                    $321,136


                 Weighted average number of common
                   shares outstanding during the year        1,469,465                   1,469,465                  1,469,465


                 Add-common equivalent shares
                   (determined using the "treasury
                   stock" method) representing shares
                   issuable upon exercise of employee
                   stock options                               156,192                      87,507                     41,297



                 Weighted average number of shares
                   used in calculation of net income
                   per share                                1,625,657                    1,556,972                  1,510,762


                 Income before cumulative effect of change
                    in accounting for income taxes              1.30                          0.88                      0.11

                 Cumulative effect of change
                    in accounting for income taxes              0.00                          0.00                      0.10

                 Net income per common and
                    common equivalent share                   $1.30                          $0.88                     $0.21